EXHIBIT 10.20


 Acquisition Agreement, dated as of June 15, 2000, by and among Manfred Weise,
    Dennis Robert Weise, Patrick Norbert Weise, a civil partnership and the
                                  Registrant.

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                                                         Deed Roll No. 956/2000J

                                   STUTTGART

                        done this 15th day of June 2000
                 (in words: fifteenth day of June two thousand)

Before me,
Notary Dr. Rolf Jauch with offices at FriedrichstraBe 9A, 70174 Stuttgart, is appearing today at MaybachstraBe 6, 70469 Stuttgart, whence I was summoned:

1. Mr. Manfred Weise, managing director, born on 11 September 1941, resident at Eschenweg 8, 78244 Gottmadingen, who proved his identity by means of his German passport.

   Mr. Manfred Weise declares that he is acting
   a) in his own name,
   b) as shareholder of the civil partnership under the German Civil Code (GbR) consisting of Manfred Weise, Dennis Robert Weise and Patrick Norbert Weise (hereinafter referred to as the "Civil Partnership").

2. Mr. Dennis Robert Weise, student, born on 26 June 1973, resident at Marienweg 8, 78465 Konstanz, who proved his identity by means of his German passport.

   Mr. Dennis Robert Weise declares that he is acting
   a) in his own name,
   b) as shareholder of the Civil Partnership.

3. Mr. Patrick Norbert Weise, student, born on 4 July 1974, resident at Bettina-von-Arnim-Weg 5, 79322 Karlsruhe, who proved his identity by means of his German identity card.

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   Mr. Patrick Norbert Weise declares that he is acting
   a) in his own name,
   b) as shareholder of the Civil Partnership.

4. Mr. Oded Bashan, businessman, born on 16 November 1946, who proved his identity by means of his Israeli passport.

   Mr. Oded Bashan declares that he is acting not in his own name but as President and CEO with power of sole representation of On Track Innovations Ltd., a public company duly organized and existing under the laws of the State of Israel (Reg. No.: 52-004268-2), whose ordinary shares are admitted for trading in the Neuer Markt of the Frankfurt Stock Exchange (Frankfurter Wertpapierborse) hereinafter referred to as "Neuer Markt"), having its principal place of business at Z.H.R. I.Z., Rosh Pina 12000, Israel (hereinafter referred to as "OTI"). As proof of his power of sole representation, Mr. Bashan presents a legal opinion issued by the law offices of Bach, Arad, Scharf & Co. which was presented at the notarisation in the original and will be submitted, in certified copy, to the protocol.

The persons appearing deny on question any prior involvement in the sense of section 3 para. 1 sentence 1 no. 7 BeurkG (law pertaining to notarial authentications).

The persons appearing hereby request this Notarial Deed to be executed in the English language for the convenience of the party represented by the person appearing at 4, and waive the presence of an interpreter. The Notary who himself has a sufficient command of the English language verified that the persons appearing also have a sufficient command of the English language.

The persons appearing hereby declare for notarisation:

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                                  I. AGREEMENT

                                    between

Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise, the Civil Partnership
                                                            (the "Shareholders")

                                      and

                                      OTI
                                                                         ("OTI")

         (the Shareholders and OTI are hereinafter collectively referred to as the "Parties")

Whereas: The Shareholders own the entire ownership interest or are entitled by way of call options granted by Mr. Werner Messmer to acquire the remaining shareholding in (i) InterCard K, registered in the Commercial Register of the local court Villingen-Schwenningen under No. HRB 603 and having its offices at Auf der Steig 6, 78052 Villingen-Schwenningen, and (ii) InterCard S, registered in the Commercial Register of the local court Villingen-Schwenningen under No. HRB 532 and havings its offices at MuhlenstraBe 2, 78073 Bad Durrheim (hereinafter referred to as the "Call Options"); and

Whereas: InterCard is engaged in the business of the development, manufacture, marketing and sale of magnetic stripe cards, contact and contactless smart cards and systems, particularly to customers in Europe; and

Whereas: OTI is a world leader in contactless smart cards and readers technology, and develops, manufactures and markets certain products, applications and solutions based on its proprietary technology; and

Whereas: InterCard K has a nominal capital of DM 1,100,000 which consists of the following ownership interests (Geschafisanteile):

         * held by Mr. Manfred Weise: ownership interests in the nominal amounts of DM 200,000, DM 200,000, DM 50,000, DM 50,000, DM 4,000, DM 6,000;

         * held by Dennis Robert Weise: ownership interests in the nominal amounts of DM 32,000, DM 8,000, DM 10,000, DM 24,000, DM 6,000;

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         * held by Patrick Norbert Weise: ownership interests in the nominal amounts of DM 32,000, DM 8,000, DM 10,000, DM 24,000, DM 6,000;

         * held by the Civil Partnership: ownership interests in the nominal amounts of DM 100,000 and DM 170,000;

         * held by Werner Messmer: ownership interests in the nominal amounts of DM 94,000 and DM 66,000 which the Civil Partnership is entitled to acquire by way of Call Options; and

Whereas: InterCard S has a nominal capital of DM 600,000 which consists of the following ownership interests:

         * held by Mr. Manfred Weise: ownership interests in the nominal amounts of DM 108,500, DM 16,500, DM 1,500, DM 3,500, DM 10,000, DM 2,500, DM
           112,500;

         * held by Dennis Robert Weise: ownership interests in the nominal amounts of DM 20,000, DM 1,500, DM 13,500, DM 5,000;

         * held by Patrick Norbert Weise: ownership interests in the nominal amounts of DM 20,000, DM 1,500, DM 13,500, DM 5,000;

         * held by the Civil Partnership: ownership interests in the nominal amounts of DM 85,000 and DM 100,000;

         * held by Werner Messmer: ownership interests in the nominal amount of DM 16,500 and DM 63,500 which the Civil Partnership is entitled to acquire by way of Call Options,

         (the ownership interests in InterCard S and InterCard K hereinafter the "Shareholding"), and;

Whereas: The Shareholders intend to sell and transfer to OTI a 51% (fifty one percent) interest in Intercard and OTI intends to accept such offer subject to the terms and conditions set forth in this Agreement following which OTI shall have full control of InterCard as a majority shareholder in accordance with the German Act on Limited Liability Companies (GmbH-Gesetz) and the Articles of Association of InterCard.

NOW THEREFORE, the Parties agree as follows:

1. Definitions

   In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

   Affiliates means all enterprises which are related enterprises (verbundene Unternehmen) within the meaning of section 271 paragraph (2) HGB;

   Bank means M.M. Warburg & Co KGaA or any other bank on which the Parties agree upon;

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   Companies means InterCard K and InterCard S;

   Contamination means any material pollution or contamination of the ground, ground-water, ground-air or surface water or buildings caused by Hazardous Substances;

   Fiscal Charges means all fiscal charges (Abgaben), including taxes according to section 3 paragraph (1) sentences 1 and 2 of the German Tax Act (Abgabenordnung (the "AO")), special levies (Sonderabgaben); public charges and fees (Beitrage und Gebuhren) of any kind (including social security contributions), charges by associations (Verbandslasten) (including payments due to the German Mutual Benefit Association for Pension Security (Pensionsicherungsverein)) as well as incidental tax payments (steuerliche Nebenleistungen) pursuant to section 3 paragraph (3) of the AO as well as all other comparable obligations in connection with other fiscal charges, in each case both in Germany and abroad and irrespective of:

   (a) whether the Shareholders or the Companies is itself the debtor in respect of the relevant Fiscal Charge;

   (b) whether the Shareholders or the relevant Company (or both) are merely liable for ensuring the fulfillment of all obligations in connection with the Fiscal Charge;

   (c) how the Fiscal Charge is imposed;

   (d) whether or not a repayment of any amount paid in respect of the Fiscal Charge can be claimed from any third party (including the relevant tax authorities).

   Hazardous Substances means all solid or fluid substances as well as gases which are radioactive, toxic or harmful or which may otherwise have a material adverse effect on human beings or objects;

   InterCard means InterCard K and InterCard S;

   InterCard K means the German limited liability company (GmbH) with the company name InterCard GmbH Kartensysteme registered in the Commercial Register of the local court Villingen-Schwenningen under No. HRB 603 having its offices at Auf der Steig 6, 78052 Villingen-Schwenningen;

   InterCard S means the German limited liability company (GmbH) with the company name InterCard GmbH Systemelectronic registered in the Commercial Register of the local court Villingen-Schwenningen under No. HRB 532 having its offices at MuhlenstraBe 2, 78073 Bad Durrheim.

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2. Division of Shareholding in InterCard K and InterCard S

InterCard K
2.1 The ownership interest in the nominal amount of DM 200,000, held by Manfred Weise, acquired from Eberhard Adolph by Sale and Purchase Agreement dated December 18, 1997, is hereby divided into an ownership interest in a nominal amount of DM 95,000 and into an ownership interest in a nominal amount of DM 105,000.

2.2 InterCard K approves the aforegoing division of the ownership interests as detailed in Exhibit 2.2. Copies of the divisions are attached to this deed.

InterCard S
2.3 The ownership interest in the nominal amount of DM 112,500, held by Manfred Weise, acquired from Eberhard Adolph by Sale and Purchase Agreement dated December 18, 1997, is hereby divided into an ownership interest in the nominal amount of DM 40,000 and into an ownership interest in the nominal amount of DM 72,500.

2.4 The ownership interest in the nominal amount of DM 13,500, held by Dennis Robert Weise, acquired from Kai Adolph by Sale and Purchase Agreement dated December 18, 1997, is hereby divided into an ownership interest in the nominal amount of DM 8,000 and into an ownership interest in the nominal amount of DM 5,500.

2.5 The ownership interest in the nominal amount of DM 112,500, held by Patrick Norbert Weise, acquired from Utz-Oliver Adolph by Sale and Purchase Agreement dated December 18, 1997, is hereby divided into an ownership interest in the nominal amount of DM 8,000 and into an ownership interest in the nominal amount of DM 5,500.

2.6 InterCard S approves the aforegoing division of the ownership interests as detailed in Exhibit 2.2.

3. Sale and Transfer

3.1 With regard to:

    3.1.1 InterCard K:

    Manfred Weise hereby sells and transfers to OTI the following ownership interests:

    * one ownership interest in the nominal amount of DM 95,000 as divided in
      Section 2.1;

    * one ownership interest in the nominal amount of DM 200,000 which came into existence as a result of a division (dated December 20, 1996) of an ownership interest in an amount of originally DM 264,000;

      Dennis Robert Weise hereby sells and transfers to OTI the following ownership interests:

    * one ownership interest in the nominal amount of DM 32,000 which was acquired from Manfred Weise by Agreement dated December 20, 1996;

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    * one ownership interest in the nominal amount of DM 10,000 which was acquired from Nicolas Adolph by Sale and Purchase Agreement dated December 18, 1997;

    * one ownership interest in the nominal amount of DM 6,000 which was acquired from Kai Adolph by Sale and Purchase Agreement dated December 18, 1997.

    Patrick Norbert Weise hereby sells and transfers to OTI the following ownership interests:

    * one ownership interest in the nominal amount of DM 32,000 which was acquired from Manfred Weise by Agreement dated December 20, 1996;

    * one ownership interest in the nominal amount of DM 10,000 which was acquired from Nicolas Adolph by Sale and Purchase Agreement dated December 18, 1997;

    * one ownership interest in the nominal amount of DM 6,000 which was acquired from Utz-Oliver Adolph by Sale and Purchase Agreement dated December 18, 1997;

    * the Civil Partnership hereby sells and transfers to OTI one ownership interest in the nominal amount of DM 170,000 which was acquired from Werner Messmer by Sale and Purchase Agreement dated December 18, 1997.

    OTI accepts all of the aforementioned sales and transfers (the sold and transferred ownership interests in InterCard K collectively hereinafter referred to as "InterCard K Sold Interest").

    3.1.2 InterCard S:

    Manfred Weise hereby sells and transfers to OTI the following ownership interests:

    * one ownership interest in the nominal amount of DM 40,000 as divided in
      Section 2.3 above;

    * one ownership interest in the nominal amount of DM 108,500 which came into existence as a result of a division (dated December 20, 1996) of an ownership interest in an amount of originally DM 148,500;

    * one ownership interest in the nominal amount of DM 16,500 which was acquired from InterCard K by Sale and Purchase Agreement dated January 2, 1996.

    Dennis Robert Weise hereby sells and transfers to OTI the following ownership interests:

    * one ownership interest in the nominal amount of DM 20,000 which was acquired from Manfred Weise by Agreement dated December 20, 1996;

    * one ownership interest in the nominal amount of DM 8,000 as divided in
      Section 2.4 above.

    Patrick Norbert Weise hereby sells and transfers to OTI the following ownership interests:

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    * one ownership interest in the nominal amount of DM 20,000 which was acquired from Manfred Weise by Agreement dated December 20, 1996;

    * one ownership interest in the nominal amount of DM 8,000 as divided in
      Section 2.5 above.

    The Civil Partnership hereby sells and transfers to OTI one ownership interest in the nominal amount of DM 85,000 which was acquired from Werner Messmer by Sale and Purchase Agreement dated December 18, 1997.

    OTI accepts all of the aforementioned sales and transfers (the sold and transferred ownership interests in InterCard S hereinafter referred to as "InterCard S Sold Interest" and InterCard K Sold Interest and InterCard S Sold Interest hereinafter collectively referred to as the "Sold Interest").

3.2 The sale and transfer of the Sold Interest shall include all rights connected therewith, in particular rights to receive profits.

3.3 In the event that OTI fails to effect the Registration and to transfer the OTI Trust Shares to the Escrow Account (as defined respectively in Section
    6.1 and Section 6.2 below) without any right of recall of OTI whatsoever within 90 days as of the Closing Date (the Closing Date being the first day in this calculation), the Shareholders will have a right to terminate this Agreement forthwith by written notice to the undersigned notary public, with a copy to OTI, and effective from the date of receipt by the notary (the "Termination Date"). For purposes of this Section proof of the transfer of the OTI Trust Shares to the Escrow Account shall be a confirmation by the Bank that the Allotted Shares (as defined in Section 5.7 below) have been irrevocably deposited in the Escrow Account (as defined in Section 6.2 below) without any right of recall of OTI whatsoever. The provisions of this Section shall not prejudice the entitlement of OTI pursuant to Section 6.4 to the remainder of the OTI Trust Shares once all transfers of the Allotted Shares from the Escrow Account to the Shareholders have been carried out in accordance with this Agreement.

3.4 In the event that the Shareholders exercise their right to terminate this Agreement pursuant to Section 3.3 then the Shareholders will have the right that the Sold Interest shall be retransferred (ruckabgetreten) to the Shareholders without the need for any further action on the part of OTI and conversely any OTI Shares, deposited with the Bank, shall be in the sole ownership and possession of OTI and the Shareholders shall have no rights or claims with respect thereto. The Parties therefore agree that both the Sold Interest and such OTI Shares are retransferred (ruckabgetreten) with effect from the Termination Date.

4. Waiver Regarding Pre-emption Rights

Mr. Messmer has waived its pre-emption right with regard to the Sold Interest in two declarations both dated June 3, 2000, certified copies of which are attached as Exhibit 4-A and 4-B.

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5. Purchase Price and Shareholder's Price Protection

5.1 As purchase price

    5.1.1 for InterCard K Sold Interest OTI shall pay a total amount of DM 3,750,000,00 (hereinafter referred to as the "InterCard K Basic Price"), and


    5.1.2 for InterCard S Sold Interest OTI shall pay a total amount of DM 1,250,000,00 (hereinafter referred to as the "InterCard S Basic Price", the InterCard S Basic Price and the InterCard K Basic Price collectively hereinafter referred to as "InterCard Basic Price" or "Shareholders Amount"),

    i.e. a total of DM 5,000,000 (five million Deutsche Mark) for the Sold Interest. The whole Shareholders Amount shall be paid in ordinary shares of NIS 0.01 n.v. each of OTI (hereinafter referred to as the "OTI Shares"), subject to the terms and conditions hereinafter set forth in this Agreement. Manfred Weise is irrevocably authorized by the other shareholders (the "Other Shareholders") to receive the entire Shareholders Amount whereas the Other Shareholders are not entitled to claim the Shareholders Amount. Payment to Manfred Weise or any third party designated by Manfred Weise is deemed to be payment to all Shareholders. The distribution of the Shareholders Amount among the Shareholders pursuant to their respective portions in the Shareholding in the Companies shall be the internal responsibility of the Shareholders alone.

5.2 The Shareholders Amount shall be paid in 5 (five) equal instalments (the "Instalments"), each totalling DM 1,000,000 (one million Deutsche Mark). These are payable in OTI Shares subject to the provisions of Clauses 5.3 and
    5.4 below, as follows:

    5.2.1 The first Instalment (the "First Instalment") shall be paid on July 15, 2000 (the "First Instalment Date"),

    5.2.2 The second Instalment (the "Second Instalment") shall be paid on August 15, 2000 (the "Second Instalment Date"),

    5.2.3 The third Instalment (the "Third Instalment") shall be paid on September 15, 2000 (the "Third Instalment Date"),

    5.2.4 The fourth Instalment (the "Fourth Instalment") shall be paid on October 15, 2000 (the "Fourth Instalment Date"),

    5.2.5 The fifth Instalment (the "Fifth Instalment") shall be paid on November 15, 2000 (the "Fifth Instalment Date");

    (and the First, Second, Third and Fourth Instalments shall be referred to collectively as the "First Instalments"; and the First, Second, Third, Fourth and Fifth Instalment Dates shall be referred to collectively as the "Instalment Dates").

5.3 It is agreed that the number of OTI Shares transferred to the Shareholders as payment of the Shareholders Amount for each of the Instalments shall be determined in accordance with the average closing price of an OTI Share in the Neuer Markt (Frankfurt am Main) in the 3 (three) trading days prior to the relevant Instalment Date. In the event that these instalments as calculated above do not result in a whole number of OTI Shares, then these shall be rounded up accordingly.

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5.4 Prior to the Fifth Instalment the Bank shall make a calculation of the aggregate Deutsche Mark value of each of the First Instalments according to 20 (twenty) trading days average closing price (durchschnittlicher SchluBkurs) following the relevant Instalment Date of each of them (the "Aggregate Value"). The Deutsche Mark amount of the Fifth Instalment shall be calculated as the difference between the Shareholders Amount (i.e. DM 5 million) less the Aggregate Value, and shall be paid in OTI Shares in accordance with the provisions of Section 5.3 above.

5.5 On December 15, 2001 (the "Sixth Instalment Date"), the Bank shall make a calculation to the effect that the amount of the Aggregate Value and the value of the Fifth Instalment according to 20 trading days average market price following the Fifth Instalment Date shall be added together (the "Final Value"). If the Final Value amounts to less than DM 5 million, the amount of difference shall be paid by OTI to Manfred Weise in OTI Shares in accordance with the provisions of Section 5.3 above. If the Final Value amounts to more than DM 5 million, the amount of difference shall be paid by Manfred Weise to OTI in cash within 20 business days into an account to be specified by OTI.

5.6 If the OTI Trust Shares are not transferred to the Bank in accordance with
    Section 6.2 on or before the First Instalment Date, the First Instalment Date is moved to the business day following the date of transfer of the OTI Trust Shares to the Bank; the other Instalment Dates and Sixth Instalment Date are moved correspondingly. In the event that any of the Instalments has not been paid until the 15th of the calendar month following the month in which the respective Instalment Date was due then such instalment shall bear interest at a rate of 6% p.a. from the first of the calendar month following the respective Instalment Date until payment in accordance with this Agreement is effected.

5.7 The entirety of the OTI Shares to be transferred to the Shareholders in compliance with this Agreement (hereinafter the "Allotted Shares") constitute the full, final and absolute consideration for the Sold Interest.

6. Provisions to secure the completion of the transactions

6.1 Following the signing of this Agreement OTI shall, at its own expenses: (i) apply for admission to trading (Zulassung zum Borsenhandel) of OTI Shares at an aggregate value of DM 5,500,000 (five million and five hundred thousand Deutsche Mark) at Deutsche Borse AG in the Neuer Markt according to the average price of an OTI Share in the Neuer Markt in the trading days of May 29 to 31, 2000 (the "OTI Trust Shares"), (ii) apply for quotation of the OTI Trust Shares at Deutsche Borse AG (Antrag auf Notierungsaufnahme) and (iii) deposit a global certificate with regard to the OTI Trust Shares at Clearstream Banking AG ("Clearstream", the procedure (i) - (iii) hereinafter referred to as "Registration").

6.2 Once Registration is effected, OTI shall instruct Clearstream to transfer the OTI Trust Shares to the Bank, which shall hold the OTI Trust Shares in a special escrow account in the name of OTI (the "Escrow Account"). As long as any OTI Trust Shares are held by the Bank they shall be "frozen" (as understood in accordance with the Israeli Companies Law), i.e. the OTI Trust Shares shall not have any of the rights attached to an OTI Share

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    under OTI's Articles of Association, in particular the right to vote and the right to receive profits. For the avoidance of doubt it is understood that any OTI Trust Shares to be transferred from the Bank to Manfred Weise shall not be frozen.

6.3 Subject to the above provisions, at each of the Instalment Dates, the Bank shall transfer to Manfred Weise the amount of the OTI Trust Shares which is required to be transferred in accordance with the above provisions. If the Bank does not have enough OTI Shares to transfer to the Shareholders pursuant to the provisions hereof then OTI shall either allot to the Shareholders the additional shares required or pay the Shareholders the difference in cash.

6.4 The remainder, if any, of the OTI Trust Shares once all transfers of the Allotted Shares from the Escrow Account to the Shareholders have been carried out in accordance with this Agreement, shall be held by the Bank in trust for OTI, and the Bank shall act with respect to such remainder in accordance with OTI's instructions.

7. Authorization/Indemnity

7.1 In order to ensure that the Sold Interest and the rights and claims connected therewith are transferred free of encumbrances, as required by this Agreement, the Shareholders hereby waive all rights and claims and give all consents necessary to ensure that OTI obtains unencumbered sole ownership of the Sold Interest including the rights and claims referred to in Clause 3.2.

7.2 The Shareholders shall indemnify OTI against all claims, liabilities and damage arising as a result of the fact that the contributions (Einlagen) owed in relation to the Sold Interest may not have been fully paid (or may have been repaid) or may be deemed vis-a-vis creditors of the Companies not to have been paid. The Shareholders are obliged to pay up the contributions (Stammeinlagen) of DM 75,000 to each of the Companies arising from the share capital increases of the Companies, each dated December 18, 1998, prior to December 31, 2000.

7.3 The Shareholders are obliged vis-a-vis OTI to pay an amount of DM 142,000 to InterCard K as compensation for the fact that InterCard K distributed dividends although the 20% equity ratio as set forth in the financial covenant agreement between the Shareholders and InterCard K and Deutsche Mark AG has not been met. The amount is due at July 20, 2000 or five days after the date on which the First Instalment has been paid, whichever day is later (the "Due Date"). The Shareholders shall be liable to InterCard K for any damage as a result of non-payment by the Shareholders by the Due Date.

8. Closing/Immediate Post Closing

Closing

8.1 The Closing shall take place on June 15, 2000 (the "Closing Date") at a mutually acceptable place (the "Closing").

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Agreements

8.2 At Closing the Parties shall

    (a) enter into the Share Pledge Agreement as attached in Annex 8.2-A;

    (b) agree to enter into a Escrow Agreement basically in the form as attached in Annex 8.2-B;

    (c) ensure that service or employment agreements with Mr. Manfred Weise, Mr. Gerson Riesle, Mr. Heinz Kuchenbecker and Mr. Manfred Bosinger are entered into; and

    (d) execute a power of attorney in favour of the lawyers of the Frankfurt office of White & Case irrevocably enabling such lawyers to exercise the Call Options on behalf of the Shareholders;

    (e) execute a Power of Attorney in favour of Oded Bashan as attached in Annex 8.2-E.

Immediately Post Closing

8.3 Immediately post Closing

    (a) the Shareholders and OTI shall procure for a call of a general meeting of each of the Companies and

        (aa) shall pass a resolution regarding the amendment of the Articles of Association of the Companies to the effect that an advisory board (Beirat) is established in each of the Companies whose members can be appointed by the shareholders' simple majority and Messrs. Oded Bashan, Eddy Wuhl, Ronnie Gilboa and the present two managing directors (Geschaftsfuhrer) of each of the Companies are appointed as members of the advisory board; and

        (bb) shall pass a resolution regarding the amendment of the Articles of Association of the Companies resolving that ownership interests in the Companies can only be transferred with the approval of two thirds of the shareholders' votes cast.

        (cc) enter into a shareholders and joint venture agreement pursuant to which OTI shall receive industrial lead over InterCard;

    (b) the Shareholders shall deliver certified copies of the Call Options;

    (c) Mr. Weise shall enter into an agreement with a bank regarding Sections
        15.1 and 15.2.

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9. Tax

Shareholders' Risk

9.1 The parties agree that the Shareholders shall bear the full risk that the relevant authorities conclude that any of the Companies and/or the Shareholders (in relation to any of the Companies) have not complied fully, correctly and on time with any obligations regarding Fiscal Charges for periods up to and including the Closing Date.

Indemnity

9.2 The Shareholders shall be obliged to pay to the fiscal authorities a sum in the amount of all liabilities of the Companies and Subsidiaries in connection with Fiscal Charges (each a Fiscal Charge Liability) for which the Shareholders bear the risk according to Section 9.1 and to indemnify and hold harmless OTI and the Companies insofar against all Fiscal Charge Liabilities. The obligation of the Shareholders shall not apply if and to the extent that the Fiscal Charge Liability has been taken into account by way of a special fiscal charge provision (Ruckstellung) in the accounts of the relevant Companies or Subsidiaries.

Tax Savings

9.3 Tax savings realised by InterCard as a result of tax audits for the time period up to December 31, 1999, will be set off against Fiscal Charge Liabilities (for which the Shareholders bear the risk according to Section 9.1) to be paid by the Companies or the Subsidiaries for periods up to December 31, 1999; the same applies if tax savings or additional tax payments are owed for different fiscal years for the time up to December 31, 1999. Any tax savings remaining in accordance with this Section shall not be paid to the Shareholders.

Audits

9.4 The Shareholders are entitled to participate in tax audits and other proceedings under the General Tax Code (Abgabenordnung), the Tax Court Code of Procedure (Finanzgerichtsordnung), or foreign laws which are initiated or continued after the Closing Date and relate to tax periods prior to the Closing Date.

Notice

9.5 To the extent the Shareholders are entitled to participate in proceedings under Article 9.4, the Shareholders shall be given notice within a reasonable period of time in order to enable them to take part in such proceedings by sending one or several professionals, who under professional codes of conduct are under a duty not to disclose confidential information. The Shareholders' representatives are entitled to participate in preliminary and final meetings. At the Shareholders' reasonable request, OTI will cause the Shareholders to be provided with all information necessary to protect the Shareholders' interests. Upon the Shareholders' reasonable request, OTI will cause the Companies or the Subsidiaries to appeal tax assessments or rulings by the fiscal authorities. The costs of such appeals, including any required advance fees, or the costs of extra judicial proceedings which OTI conducts subject to the instructions of the Shareholders shall be borne by the Shareholders.

Access to Information

9.6 OTI will cause the Companies and the Subsidiaries to grant to the Shareholders reasonable access to all records of the Companies and the Subsidiaries and provide the Shareholders with all information, provided that such records and information are required by the Shareholders for reasonable purposes related to Fiscal Charges. The Shareholders shall have this right of access to information from the Closing Date for a period of 10 years provided that OTI is still in control of the Companies or the Subsidiaries at the time of the request.

Tax Guarantee

9.7 The Shareholders warrant to OTI and guarantee to OTI by way of an independent contractual obligation (in this Agreement also referred to as the "Tax Guarantee") that each of the statements contained in sections 9.7
    (1) to (3) below (each a "Tax Statement" and together the "Tax Statements") is correct as of the Closing Date:

    (1) The Companies have fulfilled all declaration and information obligations in connection with any Fiscal Charges, in particular all tax returns (Steuererklarungen) as well as self-assessments (Steueranmeldungen) have been filed within the periods required under the respective law or determined by the respective authorities. All Fiscal Charges have been paid on time. All information incorporated in the tax returns and tax balance sheets for the fiscal years until December 31, 1999 comply with the actual facts, and the contents are complete and correct, in particular all tax relevant facts and circumstances have been disclosed vis-a-vis the relevant authorities as required by law.

    (2) Hidden profit distributions (verdeckte Gewinnausschuttungen) did not take place at the level of the Companies and no transactions or activities (active or passive) have been effected which will be treated as a hidden profit distribution by the tax authorities.

    (3) The place of actual management, the legal seat as well as the administrative centre of each of the Companies are in the same country. The Companies do not maintain a permament establishment for tax purposes (steuerliche Betriebsstatte), a taxable presence or a branch office (Zweigniederlassung) in a country other than the one in which the legal seat of the Companies is located.

Time-Bar

    9.8 Claims of OTI under this Clause 9 shall become time-barred on the expiry of December 31, 2002.

10. Guarantees and Warranties

Guarantees

10.1 The Shareholders guarantee by way of an independent contractual obligation (in this Agreement also referred to as the "Guarantee") the following (as provided in sections 10.2 to 10.20 (each a "Statement" and together the "Statements") as of the Closing Date.

10.2 Organization

     10.2.1 InterCard K and InterCard S have been duly formed and are validly existing as German limited liability companies (GmbHs), registered in the commercial register of the local court Villingen Schwenningen.

     10.2.2 The ownership interests (Geschaftsanteile) in InterCard K and InterCard S as detailed in Section 3.1 are with effect as of division of the ownership interests correctly described. It shall not be considered a breach of this Section if the division of ownership interests is in fact incorrect provided that the sums of the ownership interests transferred to OTI according to Section 3.1 of each of the Companies remain the same. The ownership interests in InterCard K and InterCard S are free of any rights of third parties and encumbrances of any nature whatsoever, especially any options, rights of first refusal or similar rights, other than those which are provided for in the Articles of Associations.

     10.2.3 The Articles of Association of the Companies have been lastly amended on 18 December 1997. No further amendments have been made since 18 December 1997. The Articles of Association of UNICARD NORGE AS have not been amended since 24 June 1999. The Articles of Association of InterCard International Inc. have not been amended since 8 December 1995.

     10.2.4 With the exception of the contributions to be paid by the Shareholders according to Section 7.2, the capital contributions (Stammeinlagen) of InterCard have been fully and validly paid up, and none of the assets required to maintain InterCards' nominal share capital have been repaid to shareholders within the meaning of section 30 of the German Act on Limited Liability Companies.

     10.2.5 There is no person or entity (including InterCard's Shareholders) holding any right whatsoever to receive shares, or other securities or rights, in InterCard or in the Subsidiaries, whether by virtue of options or by virtue of the holding of convertible securities or by virtue of any other rights whatsoever with the exception of option agreements between the Shareholders and Mr. Messmer.

     10.2.6 InterCard owns two wholly owned subsidiaries: UNICARD NORGE AS, an Aksjeelskap incorporated under the laws of Norway and INTERCARD INTERNATIONAL INC., a corporation incorporated under the laws of Florida (collectively the "Subsidiaries").

10.3 Transfer of the Sold Interest

     Following Closing Date, OTI shall hold 51% of the ownership interest of InterCard and shall have full control as a majority shareholder in accordance with the German Act on Limited Liability Companies (GmbH-Gesetz) and the Articles of Association of InterCard.

10.4 Intellectual Property Rights

     Annex 10.4 hereto contains a complete and correct list of all patents, utility-patents (Gebrauchsmuster), design patents, trademarks and respective applications (the "Intellectual Property Rights") of the Companies and the Subsidiaries (the "InterCard Intellectual Property Rights"). Unless shown otherwise in Annex 10.4 hereto, the InterCard Intellectual Property Rights are free from all rights of third parties and are not subject to cancellation or total or partial nullification nor to any material rights of prior users. Unless shown otherwise in Annex 10.4 hereto, InterCard and the Subsidiaries are also not restricted in their sole and exclusive use of the InterCard Intellectual Property Rights. To the best of the Shareholders' knowledge, none of the InterCard Intellectual Property Rights are infringed by third parties.

     To the best knowledge of the Shareholders, neither the Companies nor the Subsidiaries materially violate any Intellectual Property Rights of third parties by manufacturing and/or marketing their present products or by any other act within their business.

     Unless shown otherwise in Annex 10.4, InterCard and the Subsidiaries have not granted any license to any third party with respect to any of the InterCard Intellectual Property Rights.

10.5 Title to Assets

     10.5.1 Annex 10.5.1 contains separate lists (Anlagespiegel and Umlaufvermogens-ubersicht) as of 31 December 1999 of all fixed and current assets owned by or used by InterCard, for the purpose of, or in connection with their business (the "InterCard Assets").

     10.5.2 Unless shown otherwise in Annex 10.5.2, the InterCard Assets are, subject to wear and tear, in satisfactory working order commensurate with age, have been adequately maintained and are suitable for the purposes used.

     10.5.3 Unless shown otherwise in Annex 10.5.3, InterCard and the Subsidiaries have full, unrestricted and unencumbered title (free of third party rights whatsoever) to, and possession of, all InterCard Assets which serve or are destined to serve their business except for those InterCard Assets which are leased from third party persons or which are subject to usual reservations of title (Eigentumsvorbehalte, Sicherungseigentum).

10.6 Real Property

     10.6.1 Annex 10.6.1 contains an extract of the Land Register of all real property owned by InterCard (the "Real Property"). There are no third party rights on the Real Property other than those shown in the extract.

     10.6.2 There are no leases of Real Property by InterCard with the exception of the lease agreement between InterCard K and Ralf GropengieBer dated November 30, 1997/December 8, 1997, and a lease agreement between InterCard K and

            InterCard S in relation to the Real Property. InterCard and the Subsidiaries are not in default or in breach of any material provision of their respective lease agreements with respect to real property.

10.7 Loans

     Annex 10.7 hereto contains correct details of all the loans (whether short or long term) and credit facilities (Kreditfazilitaten) (other than any commercial practices of InterCard whereby extensions of time are granted for performance of a party's obligations (Zahlungsziele)) with third parties with an outstanding amount of more than DM 10,000, which InterCard or the Subsidiaries received, specifying in respect of each such loan or credit facility, the lender's name, the principal amount, interest rate, period and securities granted. If the aggregate amount of the loans and credit lines with third parties with an outstanding amount of less than DM 10,000 exceeds a total amount of DM 50,000 all loans and credit facilities lines are listed in Annex 10.7.

10.8 Guarantees

     10.8.1 Annex 10.8.1 contains a list of all outstanding guarantees of InterCard and the Subsidiaries in favour of each other and third parties and with a potential liability in excess of DM 10,000 or with a potential aggregate liability in excess of DM 50,000.

     10.8.2 Unless otherwise stated in Annex 10.8.2, no guarantees with a potential liability in excess of DM 10,000 or with a potential aggregate liability in excess of DM 50,000 were given by third parties (including by the Shareholders) to secure InterCard's and the Subsidiaries' commitments to other(s).

10.9 Contracts and Commitments

     10.9.1 Annex 10.9.1 hereto contains a complete list of all of InterCard's and the Subsidiaries' contracts relating to an obligation or benefit in excess of DM 100,000 at one time or per year (the "Material Contracts").

     10.9.2 Unless otherwise disclosed in Annex 10.9.2 hereto, the Material Contracts are in full force and effect, InterCard and the Subsidiaries fulfilled all of their material obligations under the Material Contracts which are due up to the Closing Date hereof, and to the best of the knowledge of the Shareholders, none of the other parties to the Material Contracts has any ground to cancel or rescind the Material Contract.

10.10 Customers

      All customers of InterCard who have purchased goods representing more than 5% of the Annual Turnover for the years 1998 and 1999 or who have purchased in the first quarter of the year 2000 goods representing more than 5% of the turnover of the first quarter of the year 2000 are listed in Annex 10.10.

10.11 Warranty for Products

      Except for a contract with Broward Public Library in the USA granting a five year warranty, InterCard and the Subsidiaries have not offered to any of their customers warranties for a period of more than thirty-six months which have not yet expired.

10.12 Litigation

      Except for the disputes set forth in Annex 10.12 hereto, InterCard is not, as of the Closing Date, a party to, or threatened by, any litigation, administrative proceedings or investigations with an amount in dispute (Streitwert) payable by InterCard likely to be more than DM 20,000 (in words Deutsche Mark twenty thousand) or with an aggregate amount in dispute payable by InterCard likely to be more than DM 50,000. Except for a contract with Broward Public Library in the USA granting a five year warranty, InterCard is not subject to any judgement, decree or settlement in any legal or administrative proceedings which materially restrict or impair it in certain business measures, in the acquisition or disposal of assets, in competition or in the operation of its business.

10.13 Compliance with Laws

      10.13.1 InterCard and the Subsidiaries have complied in all material respects with all laws currently in force and which relate in any way to the operation of their businesses.

      10.13.2 InterCard and the Subsidiaries carry on the business described in the preamble to this Agreement, and have all licenses and approvals legally required to allow them to do their business as and where currently conducted.

10.14 Financial Statements and Conduct of the InterCard's Business

      10.14.1 Annex 10.14.1 contains InterCard's audited financial statements for the financial year ended December 31, 1998 (the "1998 Financial Statements", for the financial year ended December 31, 1999 (the "1999 Financial Statements") and InterCard's figures for the first quarter 2000 (Quartalszahlen) (the "First Quarter 2000 Figures"). The 1998 and the 1999 Financial Statements were prepared on the basis of proper bookkeeping, in compliance with German GAAP in accordance with paragraph 264 et seq. of the German Commercial Code (HGB) and in accordance with the principle of formal and material balance sheet continuity (formelle and materielle Bilanzkontinuitat). The First Quarter 2000 Figures fairly reflect the respective business situation of InterCard.

      10.14.2 InterCard and the Subsidiaries do not have any material liabilities or obligations which might materially adversely affect their businesses, except as set forth in this Agreement and in the 1998 Financial Statements and the 1999 Financial Statements.

      10.14.3 Between December 31, 1999 and the Closing Date InterCard and the Subsidiaries have conducted their business only in the ordinary course of business and did not take any action to materially change their business or financial situation.

10.15 Employees

      Annex 10.15 - A contains a complete and accurate list of all employees of InterCard as at the Closing Date including information as to age, salary, date of employment, job title. Unless specified in Annex 10.15 - B, InterCard has no pension obligations.

10.16 Interested Parties; Shareholders

      With the exception of the service agreement, a group accident insurance, a life insurance contract and a pension entitlement between Manfred Weise and InterCard and the Agreements already listed in this Agreement, there are no agreements in force between the Shareholders on the one side and InterCard or its Subsidiaries on the other.

10.17 Indebtedness

      InterCard and the Subsidiaries are not indebted to any third party in amounts which were not expressly mentioned in this Agreement or any of its Annexes or have been occurred in the ordinary course of business, or otherwise listed in Annex 10.17 hereto.

10.18 Insurance

      10.18.1 InterCard and the Subsidiaries carries insurance against material risks which are normally covered in this type of business, including a business interruption insurance. The insurance contracts are in full force and effect and all premiums due until the Closing Date have been paid. Annex 10.18.1 hereto details the true and complete list of all insurance policies for the benefit of InterCard.

      10.18.2 InterCard and the Subsidiaries have not done nor neglected to do anything which has rendered any policies of insurance taken out by them void. InterCard and the Subsidiaries have not violated any material conditions attached to such policies.

10.19 Environmental. The Real Property is free of material Hazardous Substances which might result in an adverse effect on the current use of the Real Property or human beings or in obligations or liabilities according to the Federal Soil Protection Act (Bundesboden-schutzgesetz). No material Hazardous Substances are released therefrom under violation of any law, regulation or public decree by any public authority. InterCard is neither subject to, nor aware of any circumstances which might result in, material liabilities resulting from emissions, Contamination, or the transport, storage, treatment or deposit of Hazardous Substances.

10.20 Full Disclosure. The information and statements furnished to OTI and its advisors do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading. The Shareholders are not aware of any material facts or circumstances which were not disclosed by the Shareholders to OTI and its advisors and which, had they been so disclosed, would have prevented OTI from entering into this Agreement.

11. Breach of Guarantee and Tax Guarantee

Breach of Guarantee

11.1 If and to the extent the Shareholders breach the Guarantees (pursuant to Section 10) or the Tax Guarantee (pursuant to Section 9.7), the Shareholders shall put InterCard in the same position they would have been in had the Guarantees or the Tax-Guarantees been true. OTI is entitled to compensation in cash as a reduction of the Purchase Price only if (i) OTI has previously set the Shareholders a reasonable time limit of thirty (30) days minimum

     ("Cure Period") for the restoration to a state in compliance with the provisions of this agreement ("Curing the Defect") and the Shareholders have not cured the defect within the Cure Period or (ii) if Curing the Defect should prove to be impossible.

Knowledge

11.2 To the extent that any references are made in this Agreement to the knowledge of the Shareholders, the Shareholders shall be deemed to have the knowledge of the Managing Directors and of the Prokurist of the Companies and the Subsidiaries and such knowledge they and the aforementioned persons would have if they had exercised rights of information and inspection.

11.3 The Shareholders shall not be liable for a breach of a Guarantee or Tax Guarantee if and to the extent that OTI or its advisers has positive knowledge of facts entitling it to asseert claims under Section 11.1 of this Agreement on the basis of written information made available to OTI by the Shareholders, it being understood that OTI will provide the Shareholders by Closing with copies of the due diligence reports prepared by OTI's advisors for the benefit of OTI.

De Minimis Rule

11.4 Claims for breach of a Guarantee or a Tax-Guarantee may be asserted only if and to the extent the aggregate amount of these claims exceeds a threshold of DM 50,000 (in words Deutsche Mark fifty thousand). In such a case the Shareholders shall be liable for the entire amount and not only for the amount exceeding the sum of DM 50,000.

Limitation

11.5 The liability of the Shareholders for claims under Section 11.1 shall be limited to the payment of a sum in the maximum amount of 50% of the amount of the InterCard Basic Price. This shall not apply with regard to claims under Section 11.1 in connection with the Statements 10.2.1, 10.2.2 and 10.2.4.

Exclusion of further Remedies and further liability

11.6 Unless otherwise provided in this Agreement, the remedies of OTI under this Agreement are exclusively provided for in this Section 11. Any more extensive Guarantee and indemnification claims, in particular any right of rescission or any other claims regardless on which legal grounds such claims may be based are excluded to the extent legally permitted.

Time-Bar

11.7 Unless expressly provided for otherwise in this Agreement, any claim under the Guarantee shall be time-barred (verjahrt) on September 30, 2001. This shall not apply to claims brought by OTI according to Sections 10.2.1,
     10.2.2 and 10.2.4.

No Double Payment

11.8 OTI shall not be entitled to obtain payment more than once with respect of any set of circumstances which give rise to claims under the Guarantee, the Tax-Guarantee, the indemnification as set out in Section 7 and 9.2 or any other provision of this Agreement.

12. Announcements

    None of the parties shall without the prior written consent of the other parties disclose the existence and/or the contents of this Agreement to third parties or make any information relating thereto available to third parties. This shall not, however, apply to announcements and disclosures which any party may be obliged to make under applicable laws or regulations (including the rules of relevant stock exchanges) or which any party makes in the course of the ordinary and regular course of its business (e.g. to banks). The right of the parties to disclose matters to advisers who are bound by a professional duty of confidentiality shall remain unaffected. After consultation with the Shareholders OTI will announce all statements regarding the transaction required under the Listing Rules of the Frankfurt Exchange.

13. Costs

13.1 Each party shall bear its own costs incurred or to be incurred in connection with the preparation, negotiations and implementation of this Agreement. The costs incurred in connection with the notarisation of this Agreement and the pledge agreement as provided for in the Annex shall be borne by OTI 50% and the Shareholders 50% equally.

13.2 Reasonable expenses incurred by the Bank in relation to the Escrow Agreement shall be borne by OTI 50% and the Shareholders 50% equally.

14. Non Competitioln

14.1 Non Competition

     Manfred Weise shall not for a period of three (3) years after the Closing Date compete (whether directly or indirectly, alone or jointly with third parties or in an employed or self-employed capacity) by selling, promoting the sale, distributing, instructing, manufacturing or developing competing or similar products to the products of OTI or InterCard in the smart card industry and magnetic stripe cards industry (the "Products"), or represent or agree to represent any third party in respect to any product competing or similar to the Products.

14.2 No Solicitation

     The Shareholders shall not during a period of three (3) years after the Closing Date, directly or indirectly, offer employment to or endeavor to entice away any senior employees (including store managers) of the Companies.

14.3 Confidentiality

     The Shareholders undertake to keep confidential all confidential business information, trade secrets and technical know-how of InterCard (the "Confidential Information"), as long as the Confidential Information is not in the public domain, (provided that the Confidential Information did not reach the public domain as result of a breach of a colnfidentiality undertaking by the Shareholders) for a period of 5 (five) years following the Closing Date. The Shareholders may disclose the Confidential Information if required by statutory law, regulation or decision of a court, or binding order of an administrative agency or any other public authority. Prior to disclosure the Shareholders shall notify the Companies of the disclosure demand and upon reasonable request of OTI or the Companies the Shareholders shall appeal such a demand at the expense of the Companies.

14.4 Contractual Penalty

     For each case of a breach of the above obligations, the Shareholders shall pay OTI a contractual penalty in accordance with the following provisions:

     (a) in the event of a breach of Section 14.1 a contractual penalty in the amount of DM 150,000 (in words: Deutsche Mark one hundred fifty thousand). In the event of a continuing breach, a contractual penalty in the amount of DM 20,000 (in words: twenty thousand Deutsche Mark) shall be paid for each week or part of a week during which the breach continues;

     (b) in the event of a breach of Section 14.2 a contractual penalty in the amount of two times the annual salary or fee of the relevant person shall be paid; and

     (c) in the event of a breach of Section 14.3 the contractual penalty shall amount to DM 150,000 (in words: Deutsche Mark one hundred fifty thousand).

In addition, OTI shall remain entitled to assert any further claims or rights it may have against the Shareholders.

15. Special Account

15.1 For the purpose of securing claims under the Guarantee, the Tax Guarantee, and the indemnification pursuant to Section 9.2 Manfred Weise as a representative of the Shareholders shall instruct his bank to hold 10% (ten percent) of the DM value of each instalment made to it in a special account in the name of the Shareholders (the "Special Account"). The Special Account shall be pledged to OTI for the period commencing on the First Instalment Date and ending on 30.9.2001 ("Pledge Period 1"). Thereafter, the number of OTI Shares or the sums deposited in the Special Account subject to the pledge shall be reduced by 17% and the remainder shall be pledged until 31.12.2002 ("Pledge Period 2"). It is understood that the Pledge Period 1 and the Pledge Period 2 shall be extended by the time period by which the period of limitation on the liabilities is interrupted (Verjahrungsunterbrechung) or suspended (Verjahrungshemmung), subject to the terms and conditions set forth in the Escrow Agreement (which shall include a provision relating to the sole right of the Shareholders to give the bank instructions to invest the monies deposited in the Special Account, provided that such instructions are for reasonably secure investments, such as short term deposits, government bonds, etc).

15.2 For the purpose of securing the shareholders' obligations pursuant to Sections 7.2 and 7.3 above, the parties shall instruct the Bank as follows:

     (i) if by January 10, 2001 Mr. Manfred Weise has not provided the Bank with written confirmations of InterCard's bank that an amount of DM 75,000 has been deposited by him in each of the Companies' accounts - the Bank shall sell OTI Shares deposited in the Special Account, in an aggregate value of DM 150,000 according to the average official closing price of an OTI Share in the Neuer Markt, traded in Frankfurt at the Xetra system, in the 3 (three) days prior to January 10, 2001, and transfer half of the consideration to InterCard K's account and half to InterCard S's account.

    (ii) if by July 31, 2000 or five days after the date on which the First Instalment has been paid, whichever is the later, Mr. Manfred Weise has not provided the Bank with a written confirmation of InterCard K's bank that an amount of DM 142,000 has been deposited by him in the said account, the Bank shall sell OTI Shares deposited in the Special Account, in an aggregate value of DM 142,000 according to the average official closing price of an OTI Share in the Neuer Markt, traded in Frankfurt at the Xetra system, in the 3 (three) days prior to July 31, 2000, and transfer the consideration to InterCard K's account.

15.3 For the purpose of securing claims in connection with the Call Options, Manfred Weise as representative of the Shareholders undertakes vis-a-vis OTI to instruct the Bank in the Escrow Agreement to hold an amount of DM 800,000 (the "Secured Amount") in a special account in the name of Mr. Weise and OTI (the "Messmer Account"). The Secured Amount shall be taken from the amount of the Fifth Instalment or the last Instalment effected in the year 2000. The Messmer Account shall be set up on the basis of the terms and conditions set forth in the Escrow Agreement (which shall include provisions setting out the conditions pursuant to which Mr. Weise may dispose of (verfugen uber) the Messmer Account alone and provisions relating to the release of the Secured Amount upon exercise of the Call Options and payment by Mr. Weise to Mr. Werner Messmer of an amount equal to the Secured Amount.

16. Guarantees and Warranties of OTI

16.1 Guarantees

    OTI guarantees to the Shareholders by way of an independent contractual obligation (in this Agreement also referred to as the "OTI Guarantee") the following (as provided in Sections 16.1 (1) to (3)).

    (1) As of Closing: OTI has been duly formed and is validly existing as a corporation under the laws of the State of Israel (Reg. No.:
        52-004286-2).
                                                                              23

    (2) As of the relevant Instalment Date: The OTI Trust Shares are free of any rights of third parties and encumbrances of any nature whatsoever unless otherwise provided for in this Agreement. OTI Trust Shares are admitted to trading in the Neuer Markt.

    (3) As of the relevant Instalment Date: Upon transfer of the Sold Interest the Allotted Shares have been fully and validly paid up and have not been repaid.

Breach of Guarantee

16.2 If and to the extent OTI breaches the OTI Guarantees, OTI shall put the Shareholders in the same position they would have been in had the OTI Guarantees been true. The Shareholders are entitled to compensation in cash only if (i) the Shareholders have previously set OTI a reasonable time limit of thirty days minimum (the "Cure Period") for the restoration to a state in compliance with the provisions of this Agreement ("Curing the Defect") and OTI has not cured the defect within the Cure Period or (ii) if Curing the Defect should prove to be impossible.

Knowledge

16.3 OTI shall not be liable for a breach of an OTI Guarantee if and to the extent that the Shareholders have positive knowledge of facts entitling them to assert claims under 16.2 of this Agreement on the basis of written information made available to the Shareholders by OTI.

Exclusion of further Remedies and further liability

16.4 Unless otherwise provided in this Agreement, the remedies of the Shareholders under this Agreement are exclusively provided for in this
     Article 16. Any more extensive warranty claims, in particular any right of rescission or any other claims regardless on which legal grounds such claims may be based are excluded to the extent legally permitted.

Double Payment

16.5 The Shareholders shall not be entitled to obtain payment more than once with respect of any set of circumstances which give rise to claims under the OTI Guarantee or any other provision of this Agreement.

17. Miscellaneous

17.1 Survival. The Guarantees, Tax Guarantees, the indemnifications and the OTI Guarantees contained herein shall survive the Closing hereunder.

17.2 Additional Actions. Without derogating from the other parties' obligations under this Agreement, each of the parties undertakes to sign all documents and carry out all actions which signing or execution by the parties are required to give effect to the provisions of this Agreement and implement them.

17.3 Assignments. With the exception of the assignment by the Shareholders of the right to receive the Allotted Shares to Baden-Wurtembergische Bank AG up to an amount equal

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      to DM 2,000,000, no party to this Agreement shall be entitled to transfer or assign to other or others its rights or obligations under this Agreement or arising therefrom, unless with the prior written consent of the other party.

17.4 Governing Law. This Agreement shall be governed by the laws of the Federal Republic of Germany without regard to its conflict of law provisions.

17.5 Arbitration. (i) The Parties shall endeavor to settle any dispute, questions or differences which may arise under this Agreement, or in connection with this Agreement or in connection with the transactions contemplated hereunder ("Dispute"). (ii) In the event that the parties are unable to reach a settlement within 30 (thirty) days, then, upon the written request of either party (the "Request"), the Dispute shall be referred to arbitration before a sole arbitrator in the International Chamber of Commerce (ICC), in Geneve, Switzerland, in accordance with its rules. The arbitration shall be conducted in the English language. The jurisdiction of the ordinary courts shall be ousted.

17.6 Entire Agreement. This Agreement, including all annexes attached hereto constitutes the entire understanding of the Parties and supersedes all oral or written representations or agreements or understandings between the Parties.

17.7 Amendments. No modification or amendment of this Agreement may be made except in a written instrument duly signed by all Parties if no other form is statutorily required.

17.8 Partial Invalidity. If one or more provisions of this Agreement should be or become wholly or partially invalid, void or impracticable, the validity of the other provisions of this Agreement shall not be affected thereby. The same shall apply if it should transpire that this Agreement contains a gap. In place of the invalid, void or impracticable provision (or, as the case may be, in order to fill the gap) the parties to this Agreement shall agree on an appropriate provision which comes as close as legally possible to what the parties were trying to achieve with the invalid, void or impracticable part thereof). In the event that a gap in this Agreement needs to be filled, a provision shall be agreed upon which, in view of the purpose and intent of this Agreement, comes as close as possible to what the parties would have agreed if they had been aware of the gap at the time that this Agreement was concluded.

17.9 Waivers. A waiver by a party of any of its rights under this Agreement shall not be effective unless made by a written instrument duly signed by such party (unless a specific form is required under applicable statutory law), and shall not be deemed a waiver of any other right hereunder.

17.10 Joint and Several Creditor/Debtor. Dennis Robert and Patrick Norbert Weise shall be liable for the obligations and liabilities under this Agreement in proportion to their share in the Sold Interest. This also applies to their obligations and liabilities arising from their membership in the Civil Partnership. Unless otherwise provided in this Agreement the Shareholders shall be joint and several creditors in respect of all rights and claims to which they are entitled under this Agreement. All facts within the meaning of section 425 and 429 BGB and any knowledge of the Shareholders shall have effect for and against any of the Shareholders. Any rights to alter this Agreement by unilateral declaration

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
      (Gestaltungsrechte) may only be exercised by the Shareholders jointly and only with effect for and against both of them.

17.11 Undertaking. OTI undertakes as from the Closing Date until 31 December 2003 to refrain from removing the name "InterCard" from the company names of InterCard K and InterCard S.

17.12 Preferred Employment Consideration. OTI will cause the Companies that preferred employment consideration should be given to Patrick Norbert Weise and to Dennis Robert Weise if there is a need of the Companies and if they are qualified according to the needs of the Companies.

17.13 Advisory Board Membership of Manfred Weise. OTI shall procure that Manfred Weise is not removed from the advisory boards of the Companies as long as he is a managing director of the Companies.

17.14 Headings. The headings in this Agreement are inserted only as a matter of convenience, and shall not be taken into consideration in the interpretation of this Agreement.

17.15 Preamble and Annexes. The preamble and annexes to this Agreement shall constitute an integral part thereof (and the term "this Agreement") appearing herein shall be interpreted as to include this document and all annexes thereto). The persons appearing waive the right to have the annexes read aloud with the exception of Annexes 8.2-A, 8.2-B and 8.2-E. The contents of the Annexes is known to the persons appearing. The annexes were presented to the persons appearing and signed by them.

17.16 Notices. Unless otherwise provided for in this Agreement, all notices and declarations of will (Willenserklarungen) in connection with this Agreement shall be made in writing (facsimile being sufficient) and sent to the addresses set out in section 17.17.

17.17 Addresses. The Parties' addresses for the purpose of this Agreement are as set forth below, unless otherwise notified in writing to all parties:

      Shareholders:

      Address: Manfred Weise, Eschenweg 8, 78244 Gottmadingen

      Tel: 07731 / 97 86 15

      Fax: 07731 / 97 86 06

      Copy to Gleiss Lutz Hootz Hirsch:

      Attn.: Dr. Stephan Wilske

      Address: MaybachstraBe 6, D-70469 Stuttgart

      Tel: ++49-711-89970

      Fax: ++49-711-855096

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
      OTI

      Address: Z.H.R. I.Z., Rosh Pina 12000, Israel

      Tel: ++972-6-6938884

      Fax: ++972-6-6938887

      Copy to White & Case

      Address: Bockenheimer LandstraBe 51-53, 60325 Frankfurt am Main

      Tel: ++49-69-713 770

      Fax: ++49-69-713 77 100

                          II. Notification of Company

The Notary is hereby requested to notify to the Companies the transfer of the shares sold and transferred in accordance with this Agreement pursuant to section 16 GmbHG (German Act on Limited Liability Companies).

       III. Notification of the Commercial Register/List of shareholders

The Notary is requested to submit on behalf of the Companies' managing directors new shareholder lists to the Commercial Register pursuant to section 40 GmbHG and thereby to notify the Commercial Register of the transfer of the Shares.

                               IV. Real Property

InterCard K owns a piece of real property at Muhlenstr. 2, 78073 Bad Durrheim, registered in the Land Registry office of Bad Durrheim (Grundbucharnt Bad Durrheim, Amtsgerichtsbezirk Villingen-Schwenningen) land registry of Biesingen (Grundbuch von Biesingen) under No. 20006 (Blatt).

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